EXHIBIT 16.1

March 12, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 14, 2009, to be filed by our former client, Pernix Therapeutics Holdings, Inc. (formerly Zyber Pharmaceuticals, Inc.).  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO Seidman, LLP

cc: Jan Loeb, Audit Committee Chair; Tracy Clifford, Chief Financial Officer